Exhibit 5.1

Bank of America Plaza 101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602	813.229.7600 813.229.1660 fax
www.slk-law.com

September 21, 2012

Oragenics, Inc.

3000 Bayport Drive, Suite 685

Tampa, FL 33607

Re:    Form S-1 Registration Statement

          SEC Registration No. 333-183685

Ladies and Gentlemen:

We have acted as counsel to Oragenics, Inc., a Florida corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1(Registration No. 333-183685) ( the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the resale by the selling shareholders named therein (the “Selling Shareholders”) of an aggregate of 9,437,834 shares (the “Offered Securities”) of common stock, par value $0.001 per share, of which 8,666,665 shares are issued and outstanding on the date hereof (the “Shares”) and 771,169 shares (the “Warrant Shares”) are issuable upon exercise of warrants (the “Warrant”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as to the validity of the Offered Securities.

We have reviewed the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

The foregoing opinion is limited solely to the laws of the State of Florida, the Florida Business Corporation Act and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction. We also express no opinion herein with respect to compliance by the Company with securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion with respect to the Offered Securities that (i) the Shares have been duly authorized and are validly issued and are fully paid and non-assessable, and (ii) upon the proper exercise of the Warrants and the payment of any consideration required thereunder, all as described in the Registration Statement, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP